Exhibit 4.2

Distribution Reinvestment Plan

Distribution Reinvestment Plan

Summary

The following describes the Distribution Reinvestment Plan of Brookfield Property Partners L.P. which became effective on August 2, 2013, as amended on June 5, 2017. For further details, please read the full text of the Plan as well as the questions and answers that follow. Unitholders should consult their tax advisors about the tax consequences which will result from their participation in the Plan.

The Distribution Reinvestment Plan is a convenient and cost-effective way to increase your investment in Brookfield Property Partners L.P.

You have the option of either receiving cash distributions or automatically reinvesting all or a portion of your cash distributions in our units.

The Plan helps you increase your investment in our units by offering you convenience:

•	Distributions are reinvested automatically

•	Your investment in our units is administered for you

•	You receive regular statements and income tax forms

•	You may elect to sell some or all or your units held under the Plan and attractive cost savings:

•	No trading fees and no service charges, except in connection with the sale of units held under the Plan

Distribution Reinvestment Plan

Questions and Answers

What is the Distribution Reinvestment Plan?

The Distribution Reinvestment Plan (the “Plan”) of Brookfield Property Partners L.P. (the “company”) enables holders of the company’s units (“units”) to acquire additional units by reinvesting all or some of their cash distributions.

What are the advantages of the Plan?

As units acquired under the Plan are treasury units purchased directly from the company, participants in the Plan (“participants”) do not pay trading fees or service charges of any kind, except in connection with the sale of units held under the Plan. All other administrative costs of the Plan are borne by the company.

Full investment of all cash distributions is possible since fractional units computed to four decimal places will be credited to a participant’s account.

Who is eligible to participate?

Any registered or beneficial holder of units who is a resident of Canada or the United States may participate in the Plan. Holders who are not residents of Canada or the United States may participate in the Plan provided that there are not any laws or governmental regulations that may limit or prohibit them from participating in the Plan. The company reserves the right to terminate participation in the Plan of any participant if it is deemed advisable under any foreign laws or regulations.

How does an eligible unitholder become a participant in the Plan?

A registered unitholder may enroll in the Plan by duly completing the enrollment form and returning it to CST Trust Company (the “Plan Agent”) or by enrolling online via AnswerLine, the Plan Agent’s secure online service, at https://www.canstockta.com/answerline A completed enrollment form must be received by the Plan Agent no later than five business days prior to the applicable record date for any cash distribution (which will usually be the last business day prior to the month in which the distribution is payable) in order for that distribution to be reinvested under the Plan.

If a holder is a beneficial owner whose units are registered in the name of The Depository Trust Company (“DTC”), he or she may participate in the Plan by (i) directing his or her broker to transfer all or any number of whole units into his or her name and then enrolling such units in the Plan or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the holder’s units to transfer all or any number of whole units into CDS and enroll in the Plan on the holder’s behalf. A beneficial owner of units

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should contact his or her nominee to confirm the process, inquire about any fees the nominee may charge and confirm if any fractional units will be provided by the nominee.

If a holder is a beneficial owner whose units are registered in the name of CDS Clearing and Depository Services Inc. (“CDS”) or a name other than the holder’s own name, he or she may participate in the Plan by (i) directing his or her broker to transfer all or any number of whole units into his or her name and then enrolling such units in the Plan or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the holder’s units to enroll in the Plan on the holder’s behalf. A beneficial owner of units should contact his or her nominee to confirm the process, inquire about any fees the nominee may charge and confirm if any fractional units will be provided by the nominee.

Will it be possible for participants to receive a proportion of their distributions in cash and have the remainder reinvested?

Yes. Unitholders may elect to reinvest the cash distributions paid on all or any portion of the units registered in their names by so indicating on the enrollment form. Where no preference is indicated, 100% of a participant’s cash distributions will be reinvested.

As soon as reasonably practicable after each distribution payment date, a statement of account will be mailed to each participant (or, in the case of CDS participants, CDS will receive such statement on behalf of beneficial owners participating in the Plan).

How will new units be purchased for participants?

The company will pay to the Plan Agent the cash distributions paid on the units registered in the name of a participant. Depending upon the election of the participant, the cash distribution paid on all or a portion of the units, and on all units held by the Plan Agent for the account of a participant under the Plan, net of any applicable withholding taxes, will be reinvested. The Plan Agent will apply these funds to purchase units from the company which will then be held by the Plan Agent for the account of the participant.

What will be the price of new units purchased under the Plan?

Units purchased under the Plan will be issued from treasury at a price per unit calculated by reference to the volume weighted average trading price (in U.S. dollars) for the units on the New York Stock Exchange for the five trading days immediately preceding the date the relevant distribution is paid by the company.

How will units be held under the Plan?

Units acquired by a registered holder under the Plan will be maintained in that holder’s Plan account. Units purchased on behalf of beneficial owners of units who are participating in the Plan through their broker will be maintained in their broker’s Plan account.

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Will certificates be issued for the new units?

No. However, a registered participant may at any time obtain a certificate for any number of whole units held for the account of the participant under the Plan by notifying the Plan Agent in writing or by submitting a withdrawal request electronically via AnswerLine, the Plan Agent’s secure online service, at https://www.canstockta.com/answerline, or by completing the withdrawal portion of the statement of account and delivering such document signed by the registered holder(s) to the Plan Agent provided that any such request is received by the Plan Agent no later than five business days prior to a record date for a cash distribution.

Are there restrictions on dealing with units purchased under the Plan?

Yes. Units held for a participant’s account may not be pledged, sold or otherwise transferred. Therefore, prior to pledging, selling or transferring units, a registered holder must request that a certificate for his or her units be issued. Certificates will not be issued for fractional units. Participants who are beneficial owners must make appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the participant’s units prior to such transactions.

How does a participant terminate participation in the Plan?

Participation in the Plan may be terminated at any time by submitting a termination request electronically via AnswerLine, the Plan Agent’s secure online service, at https://www.canstockta.com/answerline or by completing the termination portion of the statement of account and delivering such document signed by the registered holder(s) to the Plan Agent (or in the case of beneficial owners, by making arrangements to terminate participation through their nominee).

When participation is terminated, or upon suspension or termination of the Plan by the company, certificates for whole units held for participants under the Plan will be issued to registered holders and a cash payment will be made for any fractional units.

Alternatively, registered participants may request that all or part of their units held under the Plan be sold. When units are sold through the Plan Agent, a holder will receive the proceeds less any handling charges and trading fees.

When is termination effective?

A notice of termination, if actually received by the Plan Agent no later than five business days prior to a record date for a cash distribution, will have effect in respect of the distribution to be made as of such date. If the Plan Agent receives such notice less than five business days prior to a record date, the termination will not be effective until after the distribution.

What statements will be sent to participants?

After each distribution payment date, a statement of account will be mailed to each participant (or, in the case of CDS participants, CDS will receive such statement on behalf of beneficial owners participating in the Plan). The statements are a continuing record of purchases made

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under the Plan and should be retained for tax purposes. In addition, the company will annually provide each participant with appropriate information for tax reporting purposes.

What are the tax consequences of participation in the Plan?

Distribution reinvestment pursuant to the Plan does not relieve participants of any tax consequences associated with such distributions. A summary explanation of the tax consequences of participation in the Plan can be found in section 16 of the Plan, under the heading “Income Tax Considerations Relating to the Plan”. All participants are advised to consult with their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent sale by them of units purchased pursuant to the Plan.

Where should further inquiries be directed?

Inquiries should be addressed to the Plan Agent as follows:

Internet:	https://www.canstockta.com/

By telephone:	1-800-387-0825

By fax:	1-888-249-6189

By mail:	CST Trust Company
P.O. Box 700
Station B
Montreal, Quebec H3B 3K3

By email:	inquiries@canstockta.com

Inquiries can also be addressed to the company as follows:

By telephone:	Brookfield Property Partners L.P.
1-855-212-8243

By email:	bpy.enquiries@brookfield.com

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Distribution Reinvestment Plan

1.	The Plan

The Distribution Reinvestment Plan (the “Plan”) of Brookfield Property Partners L.P. (the “company”) provides a convenient means for eligible holders of units of the company (“units”) to purchase additional units by reinvesting all or some of their cash distributions.

The declaration and payment of distributions on the company’s units is at the discretion of the company’s general partner. The company presently pays quarterly distributions on its units on the last business day of March, June, September and December of each year.

Under the Plan, units will be acquired at 100% of their “Market Price” (as defined below). As these units will be treasury units purchased directly from the company, no trading fees or service charges will be payable, except in connection with the sale of units held under the Plan. All other administrative costs of the Plan will be paid by the company.

Through the reinvestment of cash distributions, the company will acquire additional capital funds which will be used for general corporate purposes.

2.	Eligibility

Any beneficial or registered holder of units who is a resident of Canada or the United States and meets the requirements below is eligible to become a participant in the Plan (a “participant”). Holders who are not residents of Canada or the United States may participate in the Plan provided that there are not any laws or governmental regulations that may limit or prohibit them from participating in the Plan. The company reserves the right to terminate participation in the Plan of any holder if it is deemed advisable under any foreign laws or regulations.

3.	How the Plan Works

A participant may elect to reinvest the cash distributions paid on all or any portion of the units owned by him or her. Depending upon the election, the cash distributions paid on all or a portion of the units owned by the participant, including all units acquired under the Plan and held for the account of the participant, in each case, net of any applicable withholding tax, will be applied automatically on each distribution payment date (an “Investment Date”) to purchase additional units under the Plan.

Units purchased under the Plan on any Investment Date will be issued from treasury at a price per unit (the “Market Price”) calculated by reference to the volume weighted average of the trading price (in U.S. dollars) for the units on the New York Stock Exchange (the “NYSE”) for the five trading days immediately preceding the relevant Investment Date.

On each Investment Date, the company will pay to CST Trust Company, the administrator of the Plan (the “Plan Agent”), the cash distributions otherwise payable to a participant in respect of

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the units the participant has elected to enroll in the Plan or held by the Plan Agent for the account of the participant. Any amount required under applicable tax laws to be withheld by the company from cash distributions paid to any participant and remitted to a taxing authority will be withheld and remitted as required, with the balance being paid to the Plan Agent for reinvestment on behalf of the participant or distribution to the participant. Depending upon the election of the participant, the cash distributions paid on all or a portion of units registered in the name of the participant or all cash distributions paid on units held by the Plan Agent for the account of the participant will be used by the Plan Agent to purchase units from the company for the account of the participant.

Units purchased under the Plan will be registered in the name of the Plan Agent, as agent for the participant, and the participant’s account maintained by the Plan Agent will be credited with the number of units, including fractions computed to four decimal places, equal to the cash distributions (or the relevant percentage of cash distributions reinvested pursuant to the participant’s election) paid on the participant’s units less any applicable withholding tax, divided by the relevant Market Price.

4.	How to Enroll

Registered Unitholders

An eligible registered unitholder may enroll in the Plan at any time by enrolling online via AnswerLine, the Plan Agent’s secure online service, at https://www.canstockta.com/answerline or by duly completing an enrollment form and sending it to the Plan Agent. A copy of the Plan is available through the company’s website, http://bpy.brookfield.com, and can also be obtained from the Plan Agent at any time. Unitholders should not send unit certificates or distribution checks to the Plan Agent or the company.

The enrollment form must be signed by all registered holders of units which are registered in more than one name. Also, if a unitholder’s total holding is registered in different names (e.g., full name on some unit certificates and initials and surname on other unit certificates), a separate enrollment form must be completed for each different registration name. If distributions from all unitholdings are to be reinvested under one account, registration must be identical.

A completed enrollment form must be received by the Plan Agent no later than five business days prior to the applicable record date for any cash distribution (which will usually be the last business day prior to the month in which the distribution is payable) in order for that distribution to be reinvested under the Plan.

Once a registered unitholder has enrolled in the Plan, participation will continue until the participant terminates his or her participation (as set forth below) or until the Plan is suspended or terminated. In the event a participant changes his or her residence to a country that is prohibited from participating in the Plan, his or her participation in the Plan will terminate immediately.

Any units acquired outside of the Plan which are not registered in exactly the same name or manner as units enrolled in the Plan will not be automatically enrolled in the Plan. If a

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participant purchases additional units outside the Plan, he or she is advised to contact the Plan Agent to ensure that all units the participant owns are enrolled in the Plan.

Beneficial Owners of Units

If a unitholder is a beneficial owner of units, he or she should contact his or her broker, investment dealer, financial institution or other nominee who holds his or her units to provide instructions regarding his or her participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to and to confirm what fees, if any, the nominee may charge to enroll all or any portion of such unitholder’s units in the Plan on his or her behalf or whether the nominee’s policies might result in any costs otherwise becoming payable by the unitholder. Beneficial owners should also confirm if any fractional shares will be provided by the nominee.

If a participant is a beneficial owner whose units are registered in the name of CDS Clearing and Depository Services Inc. (“CDS”) or a name other than the participant’s own name, he or she may participate in the Plan by (i) directing his or her broker to transfer all or any number of whole units into his or her name directly and then enrolling such units in the Plan or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the participant’s units to enroll in the Plan on the participant’s behalf, either as a nominee that delivers a completed and executed enrollment form to the Plan Agent in the manner provided in the Plan, or, if applicable, as a CDS participant through enrollment by CDS.

If a participant is a beneficial owner of units and wishes to enroll in the Plan through a CDS participant in respect of his or her units registered through CDS, appropriate instructions must be received by CDS from the CDS participant not later than such deadline as may be established by CDS from time to time, in order for the instructions to take effect on the Investment Date to which that distribution record date relates.

CDS participants holding units on behalf of beneficial owners of units registered through CDS must arrange for CDS to enroll such units in the Plan on behalf of such beneficial owners in respect of each distribution payment date.

CDS will provide instructions to the Plan Agent regarding the extent of its participation in the Plan, on behalf of beneficial owners of units, in respect of every Investment Date on which cash distributions otherwise payable to CDS, as unitholder of record, are to be reinvested under the Plan.

If a participant is a beneficial owner whose units are registered in the name of The Depository Trust Company (“DTC”), he or she may participate in the Plan by (i) directing his or her broker to transfer all or any number of whole units into his or her name and then enrolling such units in the Plan or (ii) making appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds the participant’s units to transfer all or any number of whole units into CDS and enroll in the Plan on the participant’s behalf, either as a nominee that delivers a completed and executed enrollment form to the Plan Agent in the manner provided in the Plan, or, if applicable, as a CDS participant through enrollment by CDS.

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5.	Certain Limitations

A participant may not transfer the right to participate in the Plan to another person.

Subject to applicable law and regulatory policy, the company reserves the right to determine, from time to time, a minimum number of units that a participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. Without limitation, the company further reserves the right to refuse participation in the Plan to, or terminate the participation of, any person who, in the company’s sole opinion, is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behavior or has been artificially accumulating the company’s securities, for the purpose of taking undue advantage of the Plan to the company’s detriment. The company may also deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if the company deems it advisable under any laws or regulations.

6.	Statements of Account

As soon as reasonably practicable after each Investment Date, a statement of account will be mailed to each participant setting out the amount of the relevant cash distribution reinvested, the applicable Market Price, the number of units purchased under the Plan on the Investment Date and the total number of units, computed to four decimal places, held for the account of the participant under the Plan (or, in the case of CDS participants, CDS will receive such statement on behalf of beneficial owners participating in the Plan).

The statements are a continuing record of the cost of the units purchased under the Plan and should be retained for income tax purposes. In addition, the company will annually provide each participant with appropriate information for tax reporting purposes.

Beneficial owners who participate in the Plan indirectly through a nominee should consult the nominee to confirm what statements or reports, if any, will be provided by the nominee, whether for tax reporting purposes or otherwise.

7.	Termination of Participation

A participant may terminate his or her participation in the Plan at any time by submitting a termination request electronically via AnswerLine, the Plan Agent’s secure online service, at https://www.canstockta.com/answerline or by completing the termination portion of the participant’s statement of account and delivering such document signed by the registered holder(s) to the Plan Agent (or in the case of beneficial owners, by making arrangements to terminate participation through their nominee). Such notice, if actually received by the Plan Agent no later than five business days prior to the applicable record date, will have effect in respect of the distribution to be made as of such date. If the Plan Agent receives such notice less than five business days prior to a record date, the termination will not be effective until after the distribution. Upon termination, a registered holder will receive a certificate for the whole units and a cash payment for any fractional unit held for his or her account under the Plan. The cash payment will be calculated on the basis of the closing price of the units (in U.S. dollars) on the

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NYSE on the business day immediately preceding the date the termination is processed. All subsequent distributions will be paid directly to the unitholder. Participation in the Plan may be renewed by registered holders at any time by signing a new enrollment form and returning it to the Plan Agent or by enrolling online through the Plan Agent’s self-service web portal.

The termination request will be processed within the Plan Agent’s ordinary service standard, which is generally within three (3) weeks from the time the request is received.

Alternatively, unitholders may request that all or part of their units held under the Plan be sold on the NYSE. When units are sold through the Plan Agent, a holder will receive the proceeds less any handling charges and trading fees in U.S. dollars.

8.	Units Held Under the Plan

Units acquired by a registered holder under the Plan will be maintained in such holder’s Plan account (and will be enrolled in the Plan) in book form, which protects units against physical loss, theft or accidental destruction and also provides a convenient way for registered unitholders to keep track of their units. Only units held under the Plan may be sold through the Plan.

Units purchased on behalf of beneficial owners of units who are participating in the Plan through their broker will be maintained in their broker’s Plan account.

9.	Withdrawal of Plan Units

A registered holder may, at any time, obtain certificates for any number of whole units held for the participant’s account under the Plan without terminating their participation in the Plan by notifying the Plan Agent in writing or by submitting a withdrawal request electronically via AnswerLine, the Plan Agent’s secure online service, at https://www.canstockta.com/answerline, or by duly completing the withdrawal portion of the participant’s statement of account and delivering such document signed by the registered holder(s) to the Plan Agent. Such notice, if actually received by the Plan Agent no later than five business days prior to the applicable record date, will have effect in respect of the distribution to be made as of such date. If the Plan Agent receives such notice less than five business days prior to a record date, the withdrawal will not be effective until after the distribution. In no event will certificates be issued for fractional units. Certificates for units acquired under the Plan will not be issued to participants unless specifically requested.

Units held for the account of a participant under the Plan may not be pledged, sold or otherwise transferred. Consequently, prior to pledging, selling or transferring units, a registered holder must request that a certificate for his or her units be issued.

Accounts under the Plan are maintained in the names in which the units of the participants were registered at the time they enrolled in the Plan. Consequently, certificates for units will be similarly registered when issued.

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10.	Sale of Units Held Under the Plan

Registered unitholders who participate in the Plan can sell their units held under the Plan by giving written notice to the Plan Agent. Such notice, if actually received by the Plan Agent no later than five business days prior to the applicable record date, will have effect in respect of the distribution to be made as of such date. If the Plan Agent receives such notice less than five business days prior to a record date, the sale will not be effective until after the distribution. The Plan Agent will sell units through a registered stock broker on behalf of participants on a commingled basis with other units held by the Plan Agent at prevailing market prices through the facilities of the NYSE. The Plan Agent cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sale or issuance requests. All requests are final. The Plan Agent will mail a check to a holder that has made a sales request, less any handling charges and trading fees in U.S. dollars.

Alternatively, a registered unitholder may choose to withdraw units from their Plan account and sell them through his or her broker. In this case the holder may request a certificate for his or her units held under the Plan from the Plan Agent prior to the sale.

The sale request will be processed within the Plan Agent’s ordinary service standard, which is generally within three (3) weeks from the time the request is received. Beneficial owners of units who are participating in the Plan through their broker should contact their broker to sell their units.

11.	Voting of Units Held Under the Plan

Whole units held for the account of a participant under the Plan on any record date for a vote of unitholders (as with units not subject to the Plan) may be voted by the participant, either in person or by proxy. Units for which instructions are not received will not be voted. Fractional units may not be voted.

12.	Unit Distributions and Unit Splits

Unit distributions declared on the units and any units resulting from the subdivision of the units will be credited to the account of the participant based on whole and fractional units held for the account of the participant under the Plan.

13.	Rights Offering

If the company makes available to holders of units of record any right to subscribe for additional units or other securities, rights certificates in respect of the number of whole units then held for the account of the participant under the Plan will be forwarded to each participant. Where practicable, rights in respect of fractional units held for the account of a participant will be sold by the Plan Agent for the participant’s account and the net proceeds forwarded to the participant.

14.	Death of a Participant

Participation in the Plan will not be affected by a participant’s death and participation will remain effective until it is terminated in accordance with the provisions of the Plan.

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Where the Plan Agent has received notice of the death of a Participant, a certificate for the Participant’s whole units and a check representing payment for any fractional unit held by the Plan Agent’s under the Plan will be issued in the name of the deceased participant or in the name of the estate of the deceased participant, as requested. The certificate and applicable cash payment will be sent to the estate of the deceased Participants.

15.	Amendment, Suspension or Termination of the Plan

Subject to any required regulatory or stock exchange approval, the company reserves the right to amend, modify, suspend or terminate the Plan at any time, but such actions shall have no retroactive effect that would prejudice a participant’s interests. The company, through the Plan Agent, will notify participants in writing of any modifications made to the Plan that in the company’s opinion may materially prejudice participants. Generally, no notice will be given to participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions.

If the Plan is suspended or terminated by the company, each participant will receive a certificate for all whole units held under the Plan and a cash payment for any fractional unit based upon the closing price of the units (in U.S. dollars) on the NYSE on the trading day immediately preceding the effective date of termination or suspension of the Plan.

If the Plan is suspended or terminated by the company, no investment will be made under the Plan on any subsequent Investment Date. Distributions that are paid after the effective date of any suspension or termination of the Plan will be remitted by the company or the Plan Agent, as the case may be, directly to each participant.

16.	Income Tax Considerations Relating to the Plan

THE FOLLOWING SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR PARTICIPANT. IT IS THE RESPONSIBILITY OF ALL PARTICIPANTS IN THE PLAN TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THEIR COUNTRY OF RESIDENCE.

Certain Canadian Federal Income Tax Considerations

The following is a summary of certain Canadian federal income tax considerations relevant to participation in the Plan by a participant who, for purposes of the Income Tax Act (Canada) (the “Tax Act”) and at all relevant times holds their units as capital property, and deals at arm’s length and is not affiliated with the company. This summary is based on the current provisions of the Tax Act and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the current published administrative policies and assessing

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practices of the Canada Revenue Agency (the “CRA”). This summary does not otherwise take into account or anticipate any changes in the law or in the administrative policies or assessing practices of the CRA, is not exhaustive of all possible Canadian federal income tax considerations and does not take into account or anticipate any provincial, territorial or foreign tax considerations which may be applicable to any particular participant.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of units must be expressed in Canadian dollars including any distributions, adjusted cost base and proceeds of disposition. For purposes of the Tax Act, amounts denominated in a currency other than Canadian dollars generally must be converted into Canadian dollars using the appropriate exchange rate determined in accordance with the detailed rules in the Tax Act in that regard.

Canadian Residents

Participants who are, or who are deemed to be, resident in Canada for purposes of the Tax Act (“Canadian Participants”) are required to include in their income the amount of any income or loss allocated to them from the company for their taxation year in which the company’s fiscal year ends, irrespective of the amount of the cash distributions paid by the company. Accordingly, the income or loss allocated to Canadian Participants for each fiscal year by the company will be computed without regard to their participation in the Plan.

Distributions from the company reduce the adjusted cost base of the Canadian Participant’s units by the amount of such distributions received by the Canadian Participant, whether the Canadian Participant’s units are held inside or outside of the Plan. As a result, upon the receipt of a distribution from the company (whether or not the distribution is reinvested under the Plan), the aggregate adjusted cost base of the Canadian Participant’s units held at that time (whether inside or outside of the Plan) will be reduced by the amount of the distribution. A Canadian Participant will generally realize a deemed capital gain if, and to the extent that, the adjusted cost base of the Canadian Participant’s units (whether held inside or outside of the Plan) is negative at the end of the company’s fiscal year. The tax treatment of any such capital gain is discussed below. In such a case, the adjusted cost base of the Canadian Participant’s units will be nil at the beginning of the company’s next fiscal year.

Upon the purchase of new units on the reinvestment of distributions under the Plan, the amount so reinvested will become the cost of such new units acquired under the Plan. Pursuant to the adjusted cost base averaging provisions of the Tax Act, the cost of all units held by the Canadian Participant as capital property at that time (whether inside or outside of the Plan) must be averaged to determine the adjusted cost base under the Tax Act of each such unit held by the Canadian Participant.

A Canadian Participant will not realize any taxable income upon receipt of a certificate for whole units from the Plan or upon the electronic transfer of units from the Plan to the Canadian Participant’s brokerage account. Where a Canadian Participant receives a cash payment for a fractional unit, a capital gain or a capital loss will arise if the cash payment for the fractional unit exceeds or is less than the adjusted cost base in respect of such fraction. In addition, a Canadian Participant who holds units as capital property may realize a capital gain or capital loss on the disposition of units acquired through the Plan (including a disposition on a Canadian Participant’s behalf by the Plan Agent) to the extent that the proceeds of disposition, net of any

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reasonable costs of the disposition, exceed or are less than the adjusted cost base of the units so disposed of.

One-half of any capital gain (a “taxable capital gain”) realized by a Canadian Participant on the disposition of units must be included in the Canadian Participant’s income for the year in which the disposition occurs and one-half of any capital loss (an “allowable capital loss”) must be deducted against taxable capital gains realized in the year of disposition. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against net taxable capital gains realized in any of those years, subject to the detailed provisions of the Tax Act.

Non- Residents

Participants who are not resident or deemed to be resident in Canada for purposes of the Tax Act and the regulations thereunder should refer to the section entitled “Canadian Federal Income Tax Considerations” in the company’s most recent Annual Report on Form 20-F for a summary of the Canadian federal income tax consequences to them of acquiring, holding and disposing of units and should consult their own tax advisors for advice concerning the Canadian federal income tax consequences to them of participation in the Plan.

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations relating to participation in the Plan by participants that hold units as capital assets. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, on the regulations promulgated thereunder, and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, tax-exempt organizations, persons that own (directly or indirectly, applying certain attribution rules) 5% or more of the units, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose units are loaned to a short seller to cover a short sale of units, persons whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold units through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom units are not a capital asset, persons who are liable for the alternative minimum tax, and certain U.S. expatriates or former long-term residents of the United States. If a partnership participates in the Plan, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that participate in the Plan should consult their own tax advisers. The actual tax consequences of the ownership and disposition of units will vary depending on individual circumstances.

This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. Prospective participants in the Plan are urged to consult their own tax advisers

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concerning the U.S. federal, state and local income tax consequences particular to their participation in the Plan, as well as any tax consequences under the laws of any other taxing jurisdiction.

A participant in the Plan will be treated for U.S. federal income tax purposes as if he or she first (i) received a distribution equal to the amount of any cash distribution payable on the units in such participant’s account under the Plan on the Investment Date (which amount will include any tax withheld and deemed distributed to the participant) and then (ii) purchased additional units with such distribution, net of any applicable withholding tax. As a result, the participant’s adjusted tax basis in his or her interest in the company will be reduced by the full amount of the deemed cash distribution and then increased by the amount reinvested in additional units pursuant to the Plan. Under a “unitary” tax basis rule, a participant’s adjusted tax basis in individual units would be determined by averaging such participant’s adjusted tax basis in existing units on the Investment Date (as reduced by the deemed cash distribution) with the amount reinvested in additional units pursuant to the Plan. A participant’s holding period for units generally will be subject to certain “split holding period” rules following the acquisition of additional units pursuant to the Plan. The deemed cash distribution described above will be treated for U.S. federal income tax purposes in the same manner as an actual cash distribution. By participating in the Plan, a participant’s tax liability as a unitholder might exceed actual cash distributions made to and retained by such participant. In such case, the participant might have to satisfy any resulting tax liability from his or her own funds.

Participants should refer to the section entitled “U.S. Tax Considerations” in the company’s most recent Annual Report on Form 20-F for a summary of the general U.S. federal income tax consequences of acquiring, holding, and disposing of units. This summary also applies to participants who acquire units pursuant to the Plan. Participants are urged to consult their own tax advisers regarding the U.S. federal income tax consequences of participating in the Plan.

17.	Administration

The Plan Agent will act as administrator of the Plan for the company. The Plan Agent along with its designated affiliates and other agents will maintain an account for each participant and perform certain services for the Plan. The Plan Agent will keep all records necessary for the administration of the Plan.

The company reserves the right to interpret and regulate the Plan as it deems necessary or desirable.

Unless the context requires otherwise, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa, and works importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

18.	Liability of the Company and the Plan Agent

The company and the Plan Agent, in administering the Plan, are not liable for any act or omission to act, including, without limitation, any claims of liability: (a) with respect to receipt

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or non-receipt of any payment, form or other writing purported to have been sent to the company or the Plan Agent; (b) actions taken as a result of inaccurate and incomplete information or instructions; (c) in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof; (d) in respect of the involuntary termination of a participant’s participation in the Plan in the circumstances described herein; (e) with respect to the prices at which units are purchased for a participant’s account and the times such purchases are made; or (f) in respect of income taxes or other liabilities payable by any participant or beneficial owner in connection with their participation in the Plan.

Participants should recognize that neither the company nor the Plan Agent can assure profit or protect against a loss on units acquired or sold under the Plan.

Both the company and the Plan Agent shall have the right to reject any request regarding enrollment in, withdrawal from or termination of, the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the company’s satisfaction and/or the Plan Agent’s satisfaction. Neither the company nor the Plan Agent is under any obligation to notify any unitholder of an invalid request.

19.	Governing Law

The Plan shall be governed and construed in accordance with the laws of Bermuda.

20.	Notices

All notices required to be given under the plan will be mailed to participants at the address shown on the records of the Plan Agent or at the most recent address furnished by the participants.

Notices and inquiries to the Plan Agent are to be sent to:

CST Trust Company

P.O. Box 700

Station B

Montreal, Quebec H3B 3K3

Or by telephone at 1-800-387-0825 (toll free in North America), by fax at 1-888-249-6189, or by email at inquiries@canstockta.com.

Notices to the company are to be sent to:

Brookfield Property Partners L.P. at

bpy.enquiries@brookfield.com

Or by telephone at 1-855-212-8243

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21.	Effective Date

The effective date of the Plan is August 2, 2013, as amended on June 5, 2017.

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